As filed with the Securities and Exchange Commission on February 8, 2000
=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                           FORM 8-A/A AMENDMENT NO. 5

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           --------------------------

                               XEROX CORPORATION
             (Exact Name of Registrant as specified in its Charter)

            New York                                   16-0468020
  (State of incorporation or organization)          (I.R.S. Employer
                                                   Identification No.)

     P.O. Box 1600, 800 Long Ridge Road, Stamford, Connecticut  06904-1600
              (Address of principal executive offices)          (zip code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                       Name of Each Exchange on Which
to be so Registered                       Each Class is to be Registered
--------------------                      ------------------------------

Common Stock,                             New York Stock Exchange
par value $1.00 per share                 Chicago Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of Class)


     Reference is hereby made to the Form 8-A Registration Statement of Xerox Corporation (the "Company") filed with the Securities and Exchange Commission (the "Commission") on February 23, 1990, as amended by Amendment No. 1 thereto on Form 8 filed with the Commission on March 8, 1990, as amended and restated by Amendment Nos. 2, 3 and 4 thereto on Form 8-A filed with the Commission on June 4, 1996, April 7, 1997 and January 26, 1999, relating to the registration on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CSE") of the Company's Common Stock, par value $1 per share ("Common Stock")(as so amended, the "Form 8-A"). The Form 8-A is hereby incorporated by reference herein. Capitalized terms used herein without definition have the meanings given to such terms in the Form 8-A.

     Pursuant to the resolutions adopted by the Board of Directors of the Company (the "Board") at a meeting held on February 7, 2000, the Company entered into an Amendment No. 1, dated as of February 7, 2000 (the "Amendment"), to the Rights Agreement (the "Rights Agreement"), dated as of April 7, 1997, between the Company and BankBoston, N.A. (f/k/a The First National Bank of Boston), as Rights Agent. The Amendment eliminates the restriction on the right of the Board to redeem the Rights pursuant to the terms of the Rights Agreement for 120 days following a change in a majority of the Board as a result of a proxy contest.

Item 1.  Description of Securities to be Registered.

     Item 1 of the Form 8-A is hereby amended by amending and restating the provisions the heading "Voting rights and noncumulative voting" in its entirety as follows:

     "Voting rights and noncumulative voting
     --------------------------------------

          Except as otherwise prescribed by law and except as provided below, each holder of Common Stock is entitled to one vote for each share held, and each holder of Series B Convertible Preferred Stock is entitled to such number of votes for each such share held as is equal to the aggregate number of votes of the shares of Common Stock into which each such share is convertible. Accordingly, after giving effect to the 3-for-1 stock split in 1996 and the 2-for-1 stock split in 1999 on the shares of Common Stock, each share of Series B Convertible Preferred Stock is entitled to six votes. When voting as a class with the holders of other series of Cumulative Preferred Stock of the Company ("Cumulative Preferred Stock"), however, each share of Series B Convertible Preferred Stock is entitled to one vote. Notwithstanding the foregoing, if six quarterly dividends on the Cumulative Preferred Stock of any series are in default (whether or not consecutive), the holders of any outstanding Cumulative Preferred Stock, including the Series B Convertible Preferred Stock, have the right to elect, voting as a class, two members of the Board of Directors of the Company, which right continues until such default is cured. Certain mergers and consolidations, sales, leases and pledges of assets are restricted by the provisions relating to several of the Company's debt securities and credit agreements to which the Company is a party. In addition, the separate vote or consent of the holders of any outstanding Cumulative Preferred Stock, including the Series B Convertible Preferred Stock, may be required to authorize certain corporate action. Since the Common Stock does not have cumulative voting rights, if they choose to do so, the holders of more than 50% of the voting rights in respect of the Common Stock and Series B Convertible Preferred Stock can elect all of the Directors and the holders of the remaining shares cannot elect any Directors."

     Item 1 of the Form 8-A is hereby further amended by deleting the last sentence of the fourth paragraph under the heading "Shareholder Rights Plan" thereof.

     A copy of the Rights Agreement has been filed with the Commission as
Exhibit 4.10 to the Company's Current Report on Form 8-K dated April 7, 1997, a copy of the Rights Amendment has been filed as Exhibit 4(b) to Amendment No. 2 to the Company's Form 8-A Registration Statement relating to the Rights to Purchase Series A Cumulative Preferred Stock filed with the Commission on February 8, 2000, and a copy of the Company's Restated Certificate of Incorporation, as amended through May 21, 1999 is attached as
Exhibit 3(a) hereto. Copies of the Rights Agreement, the Rights Amendment and the Restated Certificate of Incorporation, as amended through May 21, 1999, will be available free of charge from the Company. The summary descriptions of the Rights and the voting rights of the Company's capital stock do not purport to be complete and are qualified in their entirety by references to the Rights Agreement, as amended by the Rights Amendment, and the Company's Restated Certificate of Incorporation, as amended through May 21, 1999, each of which is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.  Description
-----------  ------------

(3)(a) Restated Certificate of Incorporation of the Company filed by the Department of State of New York on October 29, 1996, as amended by Certificate of Amendment of the Certificate of Incorporation of the Company filed by the Department of State of New York on May 21, 1999.

(3)(b) By-Laws of the Company, as amended through April 6, 1999 (incorporated by reference to Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1999).

(4)(a) Form of Rights Agreement dated as of April 7, 1997, between the Company and BankBoston, N.A. (f/k/a The First National Bank of Boston), as Rights Agent, which includes as Exhibits A and B thereto the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, respectively (incorporated by reference to Exhibit 4.10 to the Company's Current Report on Form 8-K dated April 7, 1997).

(4)(b) Form of Amendment No. 1, dated as of February 7, 2000, to the Rights Agreement dated as of April 7, 1997, between the Company and BankBoston, N.A. (f/k/a The First National Bank of Boston), as Rights Agent (incorporated by reference to
             Exhibit 4(b) to Amendment No. 2 to the Company's Form 8-A Registration Statement filed with the Commission on February 8, 2000).

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       XEROX CORPORATION (Registrant)

                                       By:   /s/  Martin S. Wagner
                                           --------------------------
                                           Name:  Martin S. Wagner
                                           Title: Assistant Secretary
Date: February 8, 2000